Exhibit 99.1

CPI Card Group Inc. Reports Third Quarter 2016 Results

Date: November 9th

Third Quarter Net Sales of $81.2 million

Earnings per Share of $0.07, Adjusted Diluted EPS of $0.11

Announces Quarterly Dividend of $0.045 per Share

Call scheduled for Wednesday, November 9, 2016 at 5:00 p.m. Eastern Time

Littleton, Colo. November 9, 2016 -- CPI Card Group Inc. (Nasdaq: PMTS; TSX: PNT) (“CPI Card Group” or the “Company”) today reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Summary

•	Net sales were $81.2 million, a decrease of 24.6% compared to the prior year period.
•

Net income from continuing operations was $4.0 million, or $0.07 per share, compared with net income from continuing operations of $14.8 million, or $0.19 per share, in the prior year period. Third quarter 2016 net income from continuing operations reflects the impact of $0.6 million, or $0.01 per share, of litigation and related charges associated with patent and shareholder litigation.

•	Adjusted net income from continuing operations was $6.0 million, or $0.11 per share on a diluted basis, compared with $17.3 million and $0.30 per share on a pro forma basis in the prior year period.
•	Adjusted EBITDA was $17.8 million, or 21.9% of net sales, compared with $32.5 million, or 30.2% of net sales, in the prior year period.
•	Returned $2.5 million to stockholders through dividends in the third quarter of 2016.

“Our third quarter results were below expectations, primarily due to continued softness in demand for EMV® chip cards and unfavorable foreign currency exchange rates.  Partially offsetting the lower EMV demand in the third quarter was a sequential improvement in our EMV card average selling prices resulting from customer mix,” said Steve Montross, president and chief executive officer of CPI Card Group.  “As we look to the fourth quarter, we do not see EMV card shipments materializing at the improved rates we assumed in our prior guidance and, as a result, we are reducing the 2016 full year guidance range, primarily to reflect this softness.”

“The longer-term growth opportunity for CPI remains positive, driven by our broad product offering for the financial card markets, the ongoing conversions of magnetic stripe cards to EMV chip cards and increasing demand for our services offerings,” Montross continued. “The business is well positioned in markets that we believe will continue to demonstrate a favorable long-term growth dynamic.  We will add to the growth in the business through our new, innovative product offerings for the financial payment card market, including Print on Demand and Card@Once® instant issuance.  Lastly, we continue to transform the business through our ongoing efforts to make improvements to our quality and service levels, our ongoing cost saving programs and recent additions to our senior leadership team.”

Financial Outlook

Based on the continuing softness in EMV card shipments in the fourth quarter at order rates that are below what was expected in our previous guidance, combined with a delayed operational start-up of our Print on Demand offering for the Prepaid Debit segment and unfavorable foreign currency exchange rates, the Company’s 2016 financial outlook is as follows:

•	Net sales between $300 million and $305 million
•	Adjusted EBITDA between $53 million and $55 million
•	Adjusted diluted earnings per share of $0.24 to $0.26

For 2017, we expect the U.S. debit and credit card production market to stabilize, with a slower than previously anticipated overall rate of market conversion from magnetic stripe cards to EMV cards, and limited market adoption of dual interface cards.  We expect our services business to grow at above market rates in 2017, benefiting from our personalization and fulfillment offering, the recently launched Print on Demand capabilities in the U.S. Prepaid Debit segment and continued adoption of our proprietary Card@Once® instant issuance offering. We are in the process of preparing our 2017 annual operating plans, and the preliminary view results in an expected range of growth of 10-15% in net sales from 2016.

Third Quarter 2016 Segment Information

U.S. Debit and Credit:

Net sales decreased 32.5% to $49.2 million in the third quarter of 2016 from $72.8 million in the prior year period. Gross profit decreased to $17.1 million from $28.2 million in the prior year period, and gross profit margin was 34.8% compared with 38.7% in the prior year period. Income from operations decreased to $10.8 million from $21.6 million in the third quarter of 2015, and operating margins were 21.9% compared with 29.6% in the prior year period. EBITDA decreased 44.7% to $12.9 million, or 26.3% of net sales, from $23.4 million, or 32.1% of net sales, in the third quarter of 2015. The decline in net sales in the U.S. Debit and Credit segment was driven primarily by a reduction in the number of EMV® chip cards sold in the third quarter, decreasing by 45.1% compared with the third quarter of 2015, partially offset by higher EMV® card average selling prices due to customer mix, and strong year-over-year growth of card personalization and fulfillment services of $4.3 million in the quarter.

U.S. Prepaid Debit:

Net sales for the third quarter of 2016 decreased 2.4% to $23.1 million from $23.7 million in the third quarter of 2015. Gross profit was $9.2 million compared with $11.0 million in the prior year period, and gross profit margin was 39.7% compared with 46.4% in the prior year period. Income from operations in the third quarter of 2016 was $8.0 million compared with $9.5 million in the prior year period, while operating margins were 34.7% compared with 40.0% in the prior year period.  EBITDA was $8.6 million, or 37.2% of net sales, compared with $10.0 million, or 42.2% of net sales, in the third quarter of 2015. The year-over-year decline of U.S. Prepaid Debit segment net sales primarily reflects lower prices, largely offset by increased volume from sales activity.

U.K. Limited:

Net sales were $7.7 million in the third quarter of 2016, representing a decrease of 20.6% from $9.7 million in the prior year period, and were negatively impacted by approximately $1.4 million due to unfavorable foreign currency exchange rate fluctuations. On a constant currency basis, U.K. Limited net sales decreased 6.4% compared with the third quarter of 2015 due to softening volumes within our retail gift card customer base. Gross profit of $2.2 million decreased $0.6 million, or 20.7%, from the prior year period, and gross profit margin was 28.3% in both the current and the prior year period. Income from operations was $0.8 million in the third quarter of 2016, representing a decrease of 14.6% from $1.0 million in the prior year period. EBITDA was $0.9 million in the third quarter of 2016 compared to $1.2 million in the third quarter of 2015, or 12.3% of net sales in the third quarter of 2016 compared to 12.8% of net sales in the prior year period.

Other:

Interest expense, net, increased to $5.0 million from $4.6 million in the third quarter of 2015, reflecting higher average debt balances. The effective tax rate was 38.7% for the quarter ended September 30, 2016 compared to 30.7% in the prior year period.  The increase in the effective tax rate was due to the impact of state and foreign income taxes.

Earnings per Share

Diluted earnings per share was $0.07 for the third quarter of 2016, compared with $0.19 in the prior year period. Third quarter 2016 net income reflects the impact of $0.6 million, or $0.01 per share, of patent and shareholder litigation and related charges. Included in EPS during the three months ended September 30, 2015 were preferred stock dividends of $7.1 million.  Adjusted diluted earnings per share from continuing operations was $0.11 for the quarter ended September 30, 2016, compared with $0.30 in the third quarter of 2015 after giving effect to the 15,000,000 common share issuance from the Company’s IPO in October 2015.  Adjusted diluted earnings per share from continuing operations, calculated using actual weighted-average diluted shares outstanding, was $0.11 for the third quarter of 2016 compared with $0.41 for the third quarter of 2015.

Balance Sheet, Cash Flow and Liquidity

Total debt principal outstanding was $312.5 million at September 30, 2016 compared with $321.5 million December 31, 2015.  Net of deferred debt issuance costs and discount of $11.1 million, recorded debt was $301.4 million at September 30, 2016, compared with $309.0 million at December 31, 2015.

Net cash provided by operations for the nine months ended September 30, 2016 was $39.8 million compared to $44.4 million for the nine months ended September 30, 2015. Capital expenditures totaled $12.4 million for the nine months ended September 30, 2016, resulting in free cash flow of $27.4 million, compared with free cash flow of $30.6 million in the prior year period.

During the quarter, the Company paid the $9.0 million promissory note made in connection with its acquisition of EFT Source in September 2014.

At September 30, 2016, the Company had $21.3 million of cash and cash equivalents and $40.0 million of unused borrowing capacity under its revolving credit facility.

The Company had no common stock repurchases during the quarter.  During the nine months ended September 30, 2016, the Company repurchased approximately 1.4 million shares of common stock for $6.0 million under the previously announced share repurchase program, which equates to an average repurchase price of $4.17 per share.

Quarterly Dividend Announcement

CPI Card Group announces today that its Board of Directors has declared a quarterly dividend of $0.045 per share, payable on January 12, 2017 to stockholders of record at the close of business on December 16, 2016. The declaration and payment of any future dividends will be subject to the discretion of the CPI Card Group Board of Directors, who will evaluate the Company's dividend program from time to time based on factors that it deems relevant.

EMV® is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

All rights reserved. Card@Once® is a registered trademark of CPI Card Group, Inc. US Patent No.: 8429075.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income from Continuing Operations, Adjusted Diluted Earnings per Share from Continuing Operations, EBITDA, Adjusted EBITDA, Pro Forma Adjusted Diluted Earnings per Share from Continuing Operations, Free Cash Flow and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit D to this press release, and a reconciliation of non-GAAP measures contained in our 2016 guidance in Exhibit F to this press release.

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations exclude the impact of legal costs incurred in connection with certain patent and shareholder litigation, stock-based compensation expense, amortization of intangible assets, performance bonuses in connection with the EFT Source acquisition, and other non-operational, non-cash or non-recurring items, net of their income tax impact, and exclude the impact of preferred stock dividends. The tax rates used to calculate Adjusted Net Income and Adjusted Diluted Earnings per Share are based on the Company’s long-term expected effective tax rate estimate for each period presented. We believe that Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. For comparability purposes, we also present Adjusted Diluted Earnings per Share on a pro forma basis to give effect to our issuance of 15,000,000 shares of common stock in our IPO as if these shares were outstanding at the beginning of all periods presented.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for stock-based compensation expense, legal costs incurred in connection with certain patent and shareholder litigation, performance bonuses in connection with the EFT Source acquisition, foreign currency gain or loss, and other items that are unusual in nature or infrequently occurring, as set forth in the reconciliation on Exhibit D.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on November 9, 2016 at 5:00 p.m. ET to discuss its third quarter 2016 results. To participate in the Company's live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844) 392-3771
Participant International Dial-In Number: (541) 397-0893
Conference ID: 96809638
Webcast Link: http://edge.media-server.com/m/p/n54djv27

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site:  http://investor.cpicardgroup.com/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on November 9, 2016 until 11:59 p.m. ET on November 16, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 96809638.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others: material breaches in the security of our systems; market acceptance of developing technologies that make Financial Payment Cards less relevant; a slower or less widespread adoption of EMV and Dual-Interface EMV technology than we anticipate; failure to identify, attract and retain new customers or a failure to maintain our relationships with our major customers; competition and/or erosion in the payment card industry; unpredictability in the ordering patterns of our customers and the resulting impact on production volumes; extension of card expiration cycles; our failure to operate our business in accordance with the PCI security standards or other industry standards such as Payment Card Brand certification standards;

infringement on our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; difficulties in our production processes; defects in our software; a decline in U.S. and global market and economic conditions; our substantial indebtedness; failure to meet our customers’ demands in a timely manner; economic and regulatory changes resulting from Brexit, including volatility in foreign currency exchange rates; costs relating to product defects and product liability and warranty claims; our dependence on licensing arrangements; inability to renew leases for our facilities; interruptions in our IT systems or production capabilities; the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; non-compliance with, and changes in, laws in foreign jurisdictions in which we operate and sell our products; challenges related to our acquisition strategy; our dependence on specialized equipment from third party suppliers; and other risk factors or uncertainties identified from time to time in our filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 24, 2016, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 11, 2016. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI Card Group Inc. Investor Relations:

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc.

Earnings Release Supplemental Financial Information

November 9, 2016

Exhibit ACondensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and nine months ended September 30, 2016 and 2015

Exhibit BCondensed Consolidated Balance Sheets - as of September 30, 2016 (Unaudited) and December 31, 2015

Exhibit CCondensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2016 and 2015

Exhibit DSupplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three and nine months ended September 30, 2016 and 2015

Exhibit ESummary Segment Information – Unaudited for the three and nine months ended September 30, 2016 and 2015

Exhibit F2016 Guidance: Non-GAAP Reconciliation

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales:
Products	$37,482	$65,567	$132,535	$178,338
Services	43,720	42,130	108,785	102,205
Total net sales	81,202	107,697	241,320	280,543
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	23,583	39,870	87,248	111,017
Services (exclusive of depreciation and amortization shown below)	25,855	22,463	64,682	58,047
Depreciation and amortization	2,701	2,315	7,928	7,087
Total cost of sales	52,139	64,648	159,858	176,151
Gross profit	29,063	43,049	81,462	104,392
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	15,838	14,485	46,969	41,175
Depreciation and amortization	1,529	1,503	4,602	4,771
Restructuring charges	—	681	—	681
Total operating expenses	17,367	16,669	51,571	46,627
Income from operations	11,696	26,380	29,891	57,765
Other expense, net:
Interest, net	(5,008)	(4,624)	(15,109)	(8,129)
Foreign currency (loss) gain	(124)	(34)	(192)	115
Loss on debt modification and early extinguishment	—	(703)	—	(703)
Other income, net	3	295	17	356
Total other expense, net	(5,129)	(5,066)	(15,284)	(8,361)

Income before income taxes	6,567	21,314	14,607	49,404
Income tax expense	(2,541)	(6,554)	(5,194)	(16,528)
Net income from continuing operations	4,026	14,760	9,413	32,876
Discontinued operations:
Loss from a discontinued operation, net of taxes	—	—	—	(606)
Gain on sale of a discontinued operation, net of taxes	—	—	—	887
Net income	$4,026	$14,760	$9,413	$33,157
Preferred stock dividends	—	(7,096)	—	(32,454)
Income attributable to common stockholders	$4,026	$7,664	$9,413	$703

Basic and diluted earnings per share:
Continuing operations	$0.07	$0.19	$0.17	$0.01
Discontinued operation	—	—	—	0.01
	$0.07	$0.19	$0.17	$0.02

Dividends declared per common share	$0.045	$—	$0.135	$—

Comprehensive Income
Net income	$4,026	$14,760	$9,413	$33,157
Currency translation adjustment	(465)	(878)	(1,414)	(1,224)
Total comprehensive income	$3,561	$13,882	$7,999	$31,933

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Amounts)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,270	$13,606
Accounts receivable, net of allowances of $269 and $212, respectively	42,663	52,538
Inventories	23,384	25,640
Prepaid expenses and other current assets	4,203	4,260
Income taxes receivable	1,234	4,975
Total current assets	92,754	101,019
Plant, equipment and leasehold improvements, net	55,098	52,113
Intangible assets, net	50,355	53,988
Goodwill	72,339	73,123
Other assets	166	110
Total assets	$270,712	$280,353

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$13,408	$17,832
Accrued expenses	15,598	11,315
Deferred revenue and customer deposits	5,082	3,874
Current maturities of long-term debt	—	9,000
Total current liabilities	34,088	42,021
Long-term debt, net of current maturities	301,437	300,000
Deferred income taxes	23,112	24,073
Other long-term liabilities	1,030	869
Total liabilities	359,667	366,963

Commitments and contingencies

Series A Preferred Stock; $0.001 par value—100,000 shares authorized; no shares issued and outstanding	—	—
Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 55,293,251 and 56,542,116 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	55	56
Capital deficiency	(115,778)	(119,028)
Accumulated earnings	32,481	36,661
Accumulated other comprehensive loss	(5,713)	(4,299)
Total stockholders’ deficit	(88,955)	(86,610)
Total liabilities and stockholders’ deficit	$270,712	$280,353

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net income	$9,413	$33,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,530	11,858
Stock-based compensation expense	2,785	2,137
Amortization of debt issuance costs and debt discount	1,437	594
Loss on debt modification and extinguishment	—	703
Loss on sale of a discontinued operation	—	1,039
Excess tax benefits from stock-based compensation	(526)	—
Deferred income taxes	(445)	11,304
Other, net	220	1,162
Changes in operating assets and liabilities:
Accounts receivable	9,053	(13,045)
Inventories	1,978	(5,719)
Prepaid expenses and other assets	(32)	(1,130)
Income taxes	4,522	(6,264)
Accounts payable	(4,352)	1,893
Accrued expenses	1,699	4,057
Deferred revenue and customer deposits	1,307	3,207
Other liabilities	183	(523)
Cash provided by operating activities	39,772	44,430
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(12,369)	(13,866)
Proceeds from sale of a discontinued operation	—	5,000
Cash used in investing activities	(12,369)	(8,866)
Financing activities
Payment of long-term debt	—	(170,929)
Payments on Sellers Note	(9,000)	—
Proceeds from First Lien Term Loan	—	435,000
Loan issuance costs	—	(17,773)
Dividend distribution on Series A Preferred Stock	—	(220,742)
Redemption of preferred and common stock	—	(55,992)
Common stock repurchased	(6,008)	—
Dividends paid on common stock	(5,031)	—
Proceeds from employee note receivable	—	108
Excess tax benefits from stock-based compensation	526	—
Payment of deferred IPO cost	—	(2,138)
Cash used in financing activities	(19,513)	(32,466)
Effect of exchange rates on cash	(226)	(181)
Net increase in cash and cash equivalents:	7,664	2,917
Cash and cash equivalents, beginning of period	13,606	12,941
Cash and cash equivalents, end of period	$21,270	$15,858

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

EBITDA AND ADJUSTED EBITDA
Net income from continuing operations	$4,026	$14,760	$9,413	$32,876
Interest expense, net	5,008	4,624	15,109	8,129
Income tax expense	2,541	6,554	5,194	16,528
Depreciation and amortization	4,230	3,818	12,530	11,858
EBITDA	$15,805	$29,756	$42,246	$69,391

Adjustments to EBITDA
Stock-based compensation expense	934	634	2,785	2,137
Litigation and related charges (1)	645	—	2,587	—
Restructuring and other charges	—	1,131	—	1,131
EFT Source acquisition performance bonuses	250	250	750	750
Loss on debt modification and early extinguishment	—	703	—	703
Professional fees	—	—	—	409
Foreign currency loss (gain)	124	34	192	(115)
Subtotal of adjustments to EBITDA	1,953	2,752	6,314	5,015
Adjusted EBITDA	$17,758	$32,508	$48,560	$74,406

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Adjusted net income from continuing operations and earnings per share
Net income from continuing operations	$4,026	$14,760	$9,413	$32,876
Litigation and related charges (1)	645	—	2,587	—
Restructuring and other costs associated with the closure of the Petersfield U.K. facility	—	1,131	—	1,131
Stock-based compensation expense	934	634	2,785	2,137
Amortization of intangible assets	1,132	1,145	3,406	3,433
EFT Source acquisition performance payments	250	250	750	1,159
Loss on debt modification and early extinguishment	—	703	—	703
Tax effect of above items	(977)	(1,352)	(3,144)	(2,997)
Adjusted net income from continuing operations	$6,010	$17,271	$15,797	$38,442

(1)	Represents legal costs incurred in connection with patent and shareholder litigation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Weighted-average number of shares outstanding (GAAP)
Basic	55,255,239	41,476,116	55,999,722	41,374,188
Effect of dilutive equity awards	253,445	343,306	232,473	343,306
Weighted-average diluted shares outstanding	55,508,684	41,819,422	56,232,195	41,717,494

Common shares issued by the Company on October 9, 2015		15,000,000		15,000,000
Pro forma weighted-average number of diluted shares outstanding	55,508,684	56,819,422	56,232,195	56,717,494

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of diluted earnings (loss) per share from continuing operations (GAAP) to adjusted diluted earnings per share from continuing operations:
Diluted (loss) earnings per share from continuing operations (GAAP)	$0.07	$0.19	$0.17	$0.01
Impact of net income adjustments	0.04	0.06	0.11	0.13
Impact of preferred stock dividends	-	0.17	-	0.78
Adjusted diluted earnings (loss) per share from continuing operations	$0.11	$0.42	$0.28	$0.92

Pro forma adjusted diluted earnings per share from continuing operations	$0.11	$0.30	$0.28	$0.68

	Three Months Ended September 30,
	2016	2015
Constant Currency
U.K. Limited net sales, as reported (GAAP)	$7,675	$9,668
Foreign currency translation impact	1,378	-
U.K. Limited net sales, constant currency adjusted	$9,053	$9,668
Net sales change, as reported (GAAP)	(20.6)%
Net sales change, constant currency adjusted	(6.4)%

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of cash provided by operating activities (GAAP) to free cash flow	2016	2015	2016	2015
Cash provided by operating activities	$6,605	$25,521	$39,772	$44,430
Acquisitions of plant, equipment and leasehold improvements	(5,360)	(3,340)	(12,369)	(13,866)
Free cash flow	$1,245	$22,181	$27,403	$30,564

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Nine Months Ended September 30, 2016 and 2015
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

Net Sales
	Three Months Ended September 30,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S Debit and Credit	$49,156	$72,785	$(23,629)	(32.5)%
U.S. Prepaid Debit	23,087	23,659	(572)	(2.4)%
U.K. Limited	7,675	9,668	(1,993)	(20.6)%
Other	2,710	3,995	(1,285)	(32.2)%
Eliminations	(1,426)	(2,410)	984	* %
Total	$81,202	$107,697	$(26,495)	(24.6)%

	Nine Months Ended September 30,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S Debit and Credit	$165,055	$196,190	$(31,135)	(15.9)%
U.S. Prepaid Debit	47,419	53,482	(6,063)	(11.3)%
U.K. Limited	21,896	23,586	(1,690)	(7.2)%
Other	9,530	13,917	(4,387)	(31.5)%
Eliminations	(2,580)	(6,632)	4,052	* %
Total	$241,320	$280,543	$(39,223)	(14.0)%

Gross Profit
	Three Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S Debit and Credit	$17,093	34.8%	$28,185	38.7%	$(11,092)	(39.4)%
U.S. Prepaid Debit	9,168	39.7%	10,979	46.4%	(1,811)	(16.5)%
U.K. Limited	2,169	28.3%	2,734	28.3%	(565)	(20.7)%
Other	633	23.4%	1,151	28.8%	(518)	(45.0)%
Total	$29,063	35.8%	$43,049	40.0%	$(13,986)	(32.5)%

	Nine Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S Debit and Credit	$55,964	33.9%	$73,492	37.5%	$(17,528)	(23.9)%
U.S. Prepaid Debit	17,401	36.7%	22,276	41.7%	(4,875)	(21.9)%
U.K. Limited	5,817	26.6%	6,102	25.9%	(285)	(4.7)%
Other	2,280	23.9%	2,522	18.1%	(242)	(9.6)%
Total	$81,462	33.8%	$104,392	37.2%	$(22,930)	(22.0)%

Income from Operations
	Three Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S Debit and Credit	$10,769	21.9%	$21,577	29.6%	$(10,808)	(50.1)%
U.S. Prepaid Debit	8,014	34.7%	9,465	40.0%	(1,451)	(15.3)%
U.K. Limited	841	11.0%	985	10.2%	(144)	(14.6)%
Other	(7,928)	*	(5,647)	*	(2,281)	*
Total	$11,696	14.4%	$26,380	24.5%	$(14,684)	(55.7)%

	Nine Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S Debit and Credit	$37,007	22.4%	$54,693	27.9%	$(17,686)	(32.3)%
U.S. Prepaid Debit	13,682	28.9%	17,988	33.6%	(4,306)	(23.9)%
U.K. Limited	1,496	6.8%	1,421	6.0%	75	5.3%
Other	(22,294)	*	(16,337)	*	(5,957)	*
Total	$29,891	12.4%	$57,765	20.6%	$(27,874)	(48.3)%

EBITDA
	Three Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S Debit and Credit	$12,917	26.3%	$23,368	32.1%	$(10,451)	(44.7)%
U.S. Prepaid Debit	8,593	37.2%	9,973	42.2%	(1,380)	(13.8)%
U.K. Limited	942	12.3%	1,235	12.8%	(293)	(23.7)%
Corporate and Other	(6,647)	*	(4,820)	*	(1,827)	*
Total	$15,805	19.5%	$29,756	27.6%	$(13,951)	(46.9)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $2,199 and $1,770 in U.S. Debit and Credit, $579 and $538 in U.S. Prepaid Debit, $186 and $205 in U.K. Limited and $1,266 and $1,305 in Corporate and Other for the three months ended September 30, 2016 and 2015, respectively.

	Nine Months Ended September 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S Debit and Credit	$43,242	26.2%	$59,961	30.6%	$(16,719)	(27.9)%
U.S. Prepaid Debit	15,417	32.5%	19,733	36.9%	(4,316)	(21.9)%
U.K. Limited	1,841	8.4%	2,076	8.8%	(235)	(11.3)%
Corporate and Other	(18,254)	*	(12,379)	*	(5,875)	*
Total	$42,246	17.5%	$69,391	24.7%	$(27,145)	(39.1)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $6,376 and $5,268 in U.S. Debit and Credit, $1,736 and $1,745 in U.S. Prepaid Debit, $520 and $661 in U.K. Limited and $3,898 and $4,184 in Corporate and Other for the nine months ended September 30, 2016 and 2015, respectively.

		EXHIBIT F

CPI Card Group Inc. and Subsidiaries
2016 guidance: Non-GAAP Reconciliation
(in Millions, except per share amounts)
(Unaudited)

	Range
	Low	High
Net income (GAAP)	$5.4	$6.7

Amortization	4.6	4.6
Non-cash compensation	3.7	3.7
EFT Source bonus	1.0	1.0
Litigation and related charges (1)	2.6	2.6
Foreign exchange loss	0.2	0.2
Tax effect	(4.0)	(4.0)

Adjusted net income	$13.5	$14.8

Weighted-average diluted shares outstanding (2)	56.8	56.8

Pro forma adjusted diluted earnings per share	$0.24	$0.26
Diluted earnings per share (GAAP)	$0.10	$0.12

Net income (GAAP)	$5.4	$6.7

Depreciation	12.4	12.4
Amortization	4.6	4.6
Interest expense	20.1	20.1
Taxes	3.0	3.7
EBITDA	$45.5	$47.5

Non-cash compensation	3.7	3.7
EFT Source bonus	1.0	1.0
Litigation and related charges (1)	2.6	2.6
Foreign exchange loss	0.2	0.2

Adjusted EBITDA	$53.0	$55.0

(1)	Represents legal costs incurred in connection with patent and shareholder litigation.
(2)	Does not give effect to the impact of the share repurchase program announced on May 11, 2016.